UNITED STATES

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OncoSec Sends Letter to Shareholders Highlighting that Both Leading Independent Proxy Advisory Firms – ISS and Glass Lewis – Have Recommended That OncoSec Shareholders Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card

Glass Lewis States “[W]e Believe the Current [CGP/Sirtex Transaction] Proposal Warrants Investor Support”; Provides Detailed Critique of Alpha’s “Murky” Financing Proposal – Noting Alpha’s “Abdication of Transparency”

OncoSec Believes the Glaring Lack of Proxy Advisor Support for Alpha’s Claims Speaks Volumes and Reinforces that Alpha’s Arguments Cannot be Trusted

ISS Confirms OncoSec Presents a “Compelling Case” for the Necessity of the CGP/Sirtex Transaction and that Alpha’s Claims Regarding Financing “Lack Credibility,” Specifically Noting that Alpha’s Financing Proposal “Lacks Substance” and there is “No Evidence” it is Viable

OncoSec Urges Shareholders to Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

SAN DIEGO and PENNINGTON, N.J., January 6, 2020 – OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today issued the following letter to its shareholders. The full text of the letter and additional information can be found at www.advancingoncosec.com.

January 6, 2020

Dear Valued OncoSec Shareholder,

As you are likely aware, OncoSec is seeking approval from you, our shareholders, for the proposed strategic investment by and partnership (the “CGP/Sirtex Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”), and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”).

Unfortunately, over the past several weeks Alpha Holdings, Inc. (“Alpha”) has been waging a campaign of misinformation in an effort to derail the CGP/Sirtex Transaction.

We are now very pleased to inform you that BOTH leading INDEPENDENT proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), have recommended that you vote “FOR” the CGP/Sirtex Transaction on the WHITE proxy card, and in their independent analyses, support what OncoSec has said since announcing the CGP/Sirtex Transaction in October 2019.

For those of you not familiar with ISS and Glass Lewis, they are each independent third-party organizations that provide written recommendations and reports to institutional investors such as mutual funds, pension and retirement funds regarding how they recommend a proxy should be voted. These investors, who invest in the stock of dozens, hundreds or even thousands of companies, find it important and useful to have the recommendation of neutral, independent experts like ISS and Glass Lewis as they consider how to vote their shares.

Throughout this campaign, there are three key facts we have repeatedly highlighted that we ask you to keep in mind:

1.	The $30 million in financing OncoSec would receive through the CGP/Sirtex Transaction is urgently needed and is the best available option for the Company.

2.	The CGP/Sirtex Transaction makes strong strategic sense for OncoSec now and in the future.

3.	Alpha’s campaign is built on misinformation and its arguments do not stand up to scrutiny.

Here is what Glass Lewis and ISS, in addition to another third-party expert, have said about the three central facts detailed above:

1.	What OncoSec has said: The $30 million in financing OncoSec would receive through the CGP/Sirtex Transaction is urgently needed and is the best available option for the Company. We have consistently stated that without the cash infusion from the CGP/Sirtex Transaction, our ability to continue running clinical trials and bring our life-saving therapies to market would be imperiled. OncoSec has also made clear that this deal is not “nice to have”—it is a “must have.” We have conducted a wide search and comprehensive process to objectively assess all options available to us.

Here is what ISS and Glass Lewis said:1

●	“[W]e ultimately believe the board has reasonably established that the current financing proposal is likely to be the best and most certain alternative available to [OncoSec] at this time.”

●	“[The CGP/Sirtex Transaction] stands to offer near- to medium-term financial certainty at a particularly critical operational juncture for [OncoSec], while also establishing commercialization pathways and partnerships…”

●	“[I]t is also important to note [OncoSec’s] shares spiked 34.8% on announcement, and, with the exception of Alpha’s recently announced and broadly framed financing proposition, no alternative arrangements have emerged since execution. We consider this suggests the current agreement was favorably received by the market and that there is limited appetite for a competing placement among informed participants under extant market conditions.”

●	“[W]e note the current proposal only followed an expansive and lengthy solicitation effort overseen, in part, by a direct representative of Alpha, as well as a raft of retained advisers. We believe the disclosed effort importantly establishes the relatively limited degree of external interest in executing a major agreement with [OncoSec].”

●	“[T]he company has made a compelling case that the financing is necessary and urgent.”

1 Permission to quote third parties neither sought nor obtained. Underlining emphasis added by OncoSec.

●

“[The CGP/Sirtex Transaction] is the best available alternative. With $30 million cash burn per year and its programs not advanced far enough to generate revenues in the near term, [OncoSec] needs to continue raising capital to develop its treatments.”

●	“All in, it appears that [OncoSec] cast a wide net in its search for capital and/or partnerships. Despite these efforts, [OncoSec] has only been able to execute two equity raises after the release of preliminary data from KEYNOTE-695 Phase 2b combination trial of TAVO; they were highly dilutive and still left [OncoSec] with insufficient capital to continue operating through 2020 calendar year. The May 22, 2019 offering diluted the shareholders by 33.2 percent, excluding the warrants (potentially 47 percent including the warrants), and only raised $11 million.”

2.	What OncoSec has said: The CGP/Sirtex Transaction makes strong strategic sense for OncoSec now and in the future. This deal is about more than just financing. We have the chance to partner with a global pharmaceutical company that has significant interests and holdings in the immuno-oncology space with the expertise and infrastructure to broadly introduce TAVOTM into the important Greater China market, where there remains a significant unmet need in a variety of cancers, while also providing support to our development activities elsewhere.

Here is what Glass Lewis and ISS said:

●	“With respect to the executed licensing agreement with CGP, we recognize there are likely to be benefits associated with having an operational partner in Asia, and in China in particular.”

●	“The [CGP/Sirtex Transaction] also offers the advantage of a strategic partner with global experience. As such, support for the proposal is warranted.”

3.	What OncoSec has said: Alpha’s campaign is built on misinformation and its arguments do not stand up to scrutiny. By now, Alpha has made a litany of false and/or misleading statements about OncoSec and the CGP/Sirtex Transaction – while also taking concerning steps that may prevent shareholders’ voices from being heard. In our view, the most egregious of these actions is Alpha’s proposed voting scheme. Alpha has admitted that it may not vote proxies it collects if they can – by doing so – make it more difficult for the Company to obtain the necessary quorum at the Special Meeting. As we have said from the start, Alpha’s arguments simply cannot be trusted – and the same goes for the desperate and sparsely detailed financing “proposal” Alpha recently announced via a press release without even contacting OncoSec.

Here’s what Glass Lewis and ISS said:

●	“Notwithstanding the seemingly favorable optics pegged to Alpha’s announcement, we consider the pointed lack of meaningful detail around the presented alternative raises considerable doubt around the viability of the alternative arrangement.”

●	“We find this flat abdication of transparency around fundamental transaction components — which necessarily fails to yield anything approaching the purported clarity touted elsewhere in the Dissident’s [Alpha’s] press release — remains, to date, an overriding consideration when assessing the viability of the Dissident’s proposal.”

●	“In sum, then, it appears Alpha has filed a proxy card which expressly allows investors to vote for or against the placement — or to abstain from the vote — but which Alpha may, in its sole discretion, elect to withhold as a means to preclude a quorum… There are thus necessarily scenarios in which Alpha could withhold a number of proxies which would yield both a quorum and a sufficient majority of votes in favor of the [CGP/Sirtex Transaction]. We consider this practice problematically stands to disenfranchise investors who otherwise believe their vote will be counted in relation to a critical strategic transaction.”

●	“Given the active process run by the board and management, the dissident’s [Alpha’s] claim that the company could find financing on more favorable terms lacks credibility.”

●	“The dissident [Alpha] has a seat and an observer on the board and was fully aware of the company’s efforts to find capital through the process. Despite this access, it does not appear to have offered any leads or alternatives prior to the signing of the agreement between OncoSec and CGP/Sirtex.”

●	“The dissident’s [Alpha’s] alternate financing proposal, released on Dec. 20, 2019, lacks substance. There is no mention of potential valuation or terms, and no evidence that the dissident has the ability to provide or raise the promised financing.”

●	University of Delaware Professor and corporate governance expert Charles Elson, quoted in The Deal, after reviewing Alpha’s proxy scheme: “‘I’m unfamiliar with anyone withholding proxies to prevent a quorum. I’ve seen investors withhold their own proxies, but this strikes me as unfair to other shareholders. It’s a very hard move,’ he said.” (“OncoSec-Alpha Proxy Battle Heats Up Ahead of Vote,” The Deal, December 5, 2019)

A Stark Contrast: Alpha’s Glaring Lack of Third-Party Support

We understand that the back-and-forth nature of proxy contests can be confusing and overwhelming. That is why we believe the support OncoSec has received for the CGP/Sirtex Transaction from independent third-party experts is so telling. Just as telling is the lack of support Alpha has seen:

More Desperate Measures: Alpha’s Latest False and/or Misleading Statements

In its latest press release dated December 30, 2019, Alpha continues its attempt to distract shareholders from the real issues at hand by focusing on its recently announced financing “proposal.” Specifically, Alpha claims that it has not contacted the Company regarding the “proposal” – instead electing to have the Company find out about the “proposal” via Alpha’s December 20, 2019 press release – because of certain standard provisions in the CGP/Sirtex Transaction deal documents. This claim shows a poor grasp of the CGP/Sirtex Transaction deal documents at best and is disingenuous at worst.

As part of the CGP/Sirtex Transaction, OncoSec has agreed not to actively solicit competing proposals from other parties while the CGP/Sirtex Transaction is pending. This is a standard provision, and more importantly, does not prevent Alpha or its advisors from sending a proposal to OncoSec’s board of directors (the “Board”), which they have not done. Alpha once again is simply trying to twist the facts and realities to mislead shareholders.

Alpha also suggests that the Board did not explore all options for potential financing and did not approach Alpha about a potential transaction. This is patently false. ISS accurately summed up the reality: “All in, it appears that the company cast a wide net in its search for capital and/or partnerships” and Alpha “does not appear to have offered any leads or alternatives prior to the signing of the agreement between OncoSec and CGP/Sirtex.” Additionally, we gave Alpha an opportunity to put forth a competing financing proposal before the CGP/Sirtex Transaction was signed. Alpha declined.

Finally and importantly, even if it had been properly presented, the Alpha “proposal” contains several glaring issues:

●	First, the “proposal” does not contain any details about the price per share or whether Alpha’s “consortium” of unnamed investors would be willing to pay a premium to market, whereas the CGP/Sirtex Transaction was at a 52% premium to the closing price on the day prior to the announcement of the CGP/Sirtex Transaction.

●	Second, the “proposal” may include convertible bonds. OncoSec made sure that the CGP/Sirtex Transaction avoided any debt whatsoever, including any warrants. We believe that debt is the death knell of any biotech company at our stage, and Alpha should know this.

●	Third, the so-called “consortium” will purportedly provide up to $10 million of financing during the first quarter of 2020 and then up to $20 million in additional funding over the next 12 months. Again, Alpha has provided no details. Who are the other members of the consortium? What are the contingencies? What is the price? Would the $20 million be a debt financing? What percentage of OncoSec would Alpha own after such a transaction and what strings would Alpha attach? In this regard, Glass Lewis notes that “to date, we consider independent investors lack access to basic information critical to a fulsome or, indeed, even a rudimentary understanding of Alpha’s proposal.” The CGP/Sirtex Transaction, on the other hand, provides all cash immediately.

The list goes on. We hope you see Alpha’s recently announced financing “proposal” for what we believe it is—a smokescreen to make you think that there is a better and viable alternative.

We believe Alpha’s statements are driven by its self-interest, as demonstrated by its false and/or misleading attempts to imply on Alpha’s website that Alpha has a “collaboration” and “partnership” with OncoSec. In Alpha’s wake is a massive amount of wasted time and money, diverting our precious resources from conducting clinical trials. Throughout all of this, one thing has become increasingly clear: Alpha’s interests are not aligned with those of our other shareholders or with what is best for the future of OncoSec.

As a shareholder of OncoSec, this should infuriate you. After two years of working to build OncoSec into a promising cancer immunotherapy company, we were able to deliver to you, our shareholders, a $30 million strategic financing – and real partnership – with two outstanding drug companies. This is a first in the Company’s history and we believe this collaboration has the potential to finally support sustainable stock price appreciation by eliminating the need to raise capital for the foreseeable future.

Alpha has published myriad false and/or misleading claims about the CGP/Sirtex Transaction (for example, there is no “golden parachute” associated with the CGP/Sirtex Transaction and CGP cannot simply “shelve” TAVOTM), launched unprofessional and personal attacks against myself and the Board, and even admitted that it may not vote proxies it receives if doing so could prevent OncoSec from obtaining a quorum. This means that if you don’t vote on the WHITE card, your vote may not be cast at Alpha’s discretion. On the other hand, we have been consistent about why we believe the CGP/Sirtex Transaction is overwhelmingly in the best interests of our shareholders and the future of OncoSec.

Don’t Just Take Our Word for It… You can now rely on the recommendations of the two leading independent proxy advisory firms, Glass Lewis and ISS.

Thank you for taking the time to read this letter, and please vote “FOR” the CGP/Sirtex Transaction on the WHITE proxy card today.

Sincerely,

Daniel O’Connor

President, Director & CEO OncoSec Medical Incorporated

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

# # #

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVOTM as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVOTM have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVOTM, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the CGP/Sirtex Transaction may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com